EXHIBIT 5

                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                          50 N. LAURA STREET SUITE 2800
                           JACKSONVILLE, FL 32202-3650
                                 (904) 354-8000
                            FACSIMILE: (904) 353-1673

                                                         December 29, 1998
Modis Professional Services, Inc.
One Independent Drive
Jacksonville, FL 32202


Ladies and Gentlemen:

     We have acted as counsel to Modis Professional Services, Inc., a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or shortly after the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 30,356 additional shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be issued pursuant to options outstanding under the Amended and Restated 1995 Stock Compensation Plan of Consulting Partners, Inc. (the "Plan"), which options were assumed by the Company in accordance with the Agreement and Plan of Merger, dated as of August 31, 1998 among the Company, Consulting Partners of Delaware, Inc., Consulting Partners, Inc., Cathy F. Schermer, and Consulting Partners Employee Stock Ownership Plan and Trust(the "Consulting Partners Transaction"). The Consulting Partners Transaction became effective on August 31, 1998.

     In connection with this opinion, we have made such investigations and have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. Upon issuance, delivery and payment therefor in accordance with the terms of the Plan, the Common Stock will be legally issued, fully paid and non-assessable.

     This opinion is limited to the laws of the State of Florida and the Federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.



                                     Very truly yours,

                                     \s\ LeBoeuf, Lamb, Greene & MacRae, L.L.P.